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Exhibit 10.9

EMPLOYMENT AND NON COMPETE AGREEMENT

        THIS AGREEMENT made on the 23rd day of April, 2004, between STATE NATIONAL BANCSHARES, INC., a Texas corporation and registered bank holding company with its principal offices at 1617 Broadway, P.O. Box 5240, Lubbock, Texas (the "Employer"), and MORRIE B. MINSHEW, 921 West Lamar Blvd., Arlington, Texas 76012 (the "Employee").

        1.    TERM OF EMPLOYMENT.

        1.01    Primary Term.    Employer hereby employs Employee for the purpose of rendering services to State National Bank or its successor (the "Bank"), and Employee hereby accepts employment, for a period beginning on the effective date of the acquisition of Mercantile Bank Texas by Employer pursuant to the terms of the Agreement and Plan of Reorganization dated April 12, 2004 between Employer and Mercantile Bank Texas and continuing through the third anniversary of the effective date of such acquisition ("Primary Term"); provided, however, this Agreement may be terminated earlier as hereinafter provided in Section 5.

        1.02    Extension of Term.    The term of this Agreement may be extended after expiration of the Primary Term hereof, upon the mutual consent of Employer and Employee. The Primary Term of this Agreement plus the period of any extensions mutually agreed to by Employer and Employee shall be the "Term" of this Agreement.

        2.    DUTIES OF EMPLOYEE.

        2.01.    General Duties.    During the Term of this Agreement, Employee agrees, at a minimum, to (i) serve as Chairman—Tarrant County of the Bank, and (ii) attend such officer committee meetings as Employer requests. Employee further agrees to use his best efforts to (i) promote Employer's and Bank's goodwill, (ii) retain customers and clients of the Bank for Employer's and the Bank's benefit, and (iii) maintain, promote and develop customer relations for Employer and the Bank. Employee shall also be available for any other projects mutually agreed upon between Employer or the Bank and Employee. Employee's principal office during the Term of this Agreement shall be in Tarrant County, Texas unless otherwise mutually agreed by Employer and Employee.

        2.02.    Engaging in Other Employment.    During the Term of this Agreement, Employee shall devote his full business time and best efforts in carrying out his duties as an officer of the Bank and shall not have other employment during the term of this Agreement without the consent of Employer.

        2.03.    Performance by Employee.    The Employee covenants and agrees that he will at all times faithfully and industriously perform his duties under this Agreement.

        3.    COMPENSATION.

        3.01.    Basic Compensation.    As compensation for services rendered under this Agreement, Employee shall be entitled to receive from the Bank a salary equivalent to Two Hundred Twenty-Five Thousand Dollars ($225,000) per year (which annual amount shall be pro rated for any partial year), payable in equal semimonthly installments of Nine Thousand Three Hundred Seventy-Five Dollars ($9,375), payable on such days as the Bank normally pays its employees, prorated for any partial employment period.

        3.02.    Additional Compensation.    Employee shall be paid such additional compensation, if any, for services rendered hereunder as may be determined in the sole discretion of the Employer.

        3.03.    Stock Options.    Upon execution of this Agreement, Employer shall grant to Employee, non qualified stock options to purchase up to 125,000 shares of Employer's voting common stock at an exercise price equal to $18.50 per share. One-third of such options shall vest on each of the first, second and third anniversaries of date of grant and shall be exercisable over a period of five years from date of grant; provided, however, that if Employee's service with the Bank and/or Employer under this Agreement is terminated for any reason, all of such options shall immediately vest and become exercisable. Such options shall be subject to and governed by the terms of the State National Bancshares, Inc. Employee Stock Option Plan.

        3.04.    Insurance Benefits.    During the Term of this Agreement, Employer shall provide or cause the Bank to provide to Employee, his spouse and dependants insurance coverage providing benefits for sickness and hospitalization in such amounts and on such terms as generally available to all employees or officers of the Bank as approved from time to time. Further, Employer shall provide or cause the Bank to provide to Employee insurance coverage benefits for disability in such amount and on such terms as are generally available to other similarly situated or comparable officers of the Bank and Employer.

        3.05.    Bank Automobile.    During the Term of this Agreement, Employee shall continue to have the use of his existing Bank automobile until Employee desires to replace such automobile. Employee shall be reimbursed for insurance, fuel and repairs related to the automobile until Employee desires to replace the automobile. At that time, Employee shall have the option to purchase his Bank automobile from the Bank for book value which shall reasonably approximate market value, and he will thereafter receive an automobile allowance comparable to that provided for comparable officers of Employer and the Bank.

        3.06.    Country Club.    During the term of this Agreement, Employer shall reimburse Employee for monthly country club dues and any assessments or capital contributions at Shady Valley Country Club and for reasonable business related expenses incurred by Employee at such country club.

        3.07.    Supplemental Executive Retirement Plan ("SERP").    Employee shall be entitled to participate in Employer's SERP with a defined contribution (i) designed to approximate ten percent of his pay at the end of a five year period one-fifth of which shall vest on each anniversary date of the effective date of this Agreement, in the event Employee's employment is terminated prior to age sixty-five, or (ii) comparable to other senior management currently estimated at forty percent of his pay at age sixty-five.

        3.08.    Employee Benefits and Bonuses.    During the Term of this Agreement, Employee shall receive such additional fringe benefits and bonuses as allowed under the Bank's stated policies as may be determined from time to time in the sole discretion of the Employer; provided, however, Employee shall be entitled to participate, on the same basis as other similarly situated senior officers of Employer and its affiliates, in all incentive and benefit programs or arrangements made available by Employer and its affiliates to such senior officers.

        3.09.    Bank's 401(k) Plan.    During the Term of this Agreement, Employee shall be entitled to participate in the Bank's 401(k) Plan so long as a 401(k) Plan is available to the employees of the Bank. Employer shall make or cause the Bank to make such contributions for Employee as made for other comparable officers of the Bank and Employer.

        3.10    Business Expenses.    Employer shall, or cause Bank to, reimburse Employee for all reasonable expenses incurred by him in the course of rendering his services pursuant to this Agreement; provided, however, Employee shall promptly submit such reasonable documentation as may be requested by the Bank to verify such expenditures.

        3.11    Vacation.    Employee shall be entitled to four weeks of paid vacation per year. Such vacation may be taken consecutively in one year or in a series of shorter vacation periods during the course of each such year. The vacation to which Employee is entitled, pursuant to this Section, shall be available under the same terms and conditions as are applicable to similarly situated executive officers of

Employer and its affiliates. Employee shall take into consideration needs of the Bank in setting his vacation schedule.

        3.12    Office and Personnel.    During the Term of this Agreement, the Bank shall provide Employee with such office space and support personnel as are reasonably necessary to be sufficient to enable Employee to perform the duties and responsibilities set forth in Section 2.01 of this Agreement.

        4.    NON COMPETITION AND NON DISCLOSURE.

        4.01.    Non Compete Covenants.    Employee agrees that for a period of two years after the earlier to occur of (i) the end of the Primary Term of this Agreement or (ii) the termination of Employee's employment with Employer, Employee shall not, directly or indirectly, individually or as an employee, consultant, partner, officer, director or shareholder or in any other capacity whatsoever:

    (i)
    solicit the banking business of any customers of the Bank;

    (ii)
    (A)   acquire, charter, operate or enter into any franchise or other management agreement with any financial institution,
    (B)
    serve as an officer, director, employee, agent or consultant to any financial institution, or

    (C)
    establish or operate a branch or other office of a financial institution,

            within Tarrant County; or

    (iii)
    knowingly recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the preceding twelve (12) months was, an employee of the Bank; provided, however, that nothing in this Section 1(a)(iii) shall apply to employment other than with a financial institution.

        As consideration for Employee's covenant not to compete herein, Employer shall pay to Employee an annual payment equal to the sum of Two Hundred Twenty-Five Thousand Dollars ($225,000) plus the average annual bonus received by Employee during the term of this Agreement (the "Non Compete Payment"). Such payments shall be made in equal semi-monthly installments after termination of employment. Except in the event of termination for cause as described in Section 5.01, Employee's agreement not to compete is conditioned upon payment of the Non Compete Payment by Bank, commencing with the first pay period following termination of employment.

        4.02    Judicial Limitation.    If any court of competent jurisdiction should determine that any term or terms of non compete covenants are too broad in terms of time, geographic area, lines of commerce or otherwise, such court shall modify and revise any such term or terms so that they comply with applicable law.

        4.03    Non-Disclosure and Proprietary Information.    Employee acknowledges that, by the nature of his duties, he will have access to and become informed of confidential, proprietary, and highly sensitive information relating to the Bank and which is a competitive asset of the Bank, including, without limitation, information pertaining to: (i) the identities of the Bank's existing and prospective customers or clients, including names, addresses, credit status, and pricing levels; (ii) the borrowing habits and customs of the Bank's existing and prospective customers or clients; (iii) financial information about the Bank, including prices, costs, and profit margins; (iv) the identities of and special skills possessed by the Bank's employees; (v) the identities of and pricing and cost information about the Bank's suppliers and vendors; (vi) training programs developed by the Bank; (vii) current and prospective products and services; (viii) the Bank's financial results and business conditions; and (ix) the Bank's business plans and strategies. The confidential, proprietary, and highly sensitive information described in this paragraph is hereinafter referred to as "Proprietary Information"; provided, however, the term

'Proprietary Information' shall exclude any information that (a) is or becomes publicly available other than as a result of acts by Employee in violation of this Agreement, or (b) is disclosed to Employee by a third party who is not prohibited from disclosing such information by any contractual, fiduciary or other obligation.

        Employee agrees that he will not: (i) use, at any time, any Proprietary Information for his own benefit or for the benefit of any other person, entity, or corporation; or (ii) disclose, directly or indirectly, any Proprietary Information to any person who is not an employee of the Bank, at any time following the Term of this Agreement, except as directed by Bank or Employer, or when required by law, statute, regulation, or rule of any governmental body or agency, or pursuant to a subpoena or court order; or (iii) use or disclose, directly or indirectly, any Proprietary Information in connection with any business opportunity pursued or engaged in by Employee following the Term of this Agreement. .

        4.04    Return of Bank Property.    Employee acknowledges that all equipment, keys, passcodes or passwords, memoranda, notes, records, reports, manuals, drawings, books, papers, letters, formulas, client and customer lists, loan files or information contracts, software programs, instruction books, catalogs, information and records, technical manuals and documentation, drafts of instructions, guides and manuals, maintenance manuals, and other documentation (whether in draft or final form), and other sales information and aids relating to the Bank's business, and any and all other documents containing Proprietary Information furnished to Employee by any representative of the Bank or otherwise acquired or developed by Employee in connection with his employment with the Bank (collectively, "Recipient Materials") shall at all times be the property of the Bank.

        At the end of the Term of this Agreement, Employee will return to the Bank any Recipient Materials which are in his possession, custody or control.

        4.05    Injunctive Relief.    Employer and Employee hereby acknowledge and agree that the Employer and the Bank will be irreparably damaged if the provisions of Section 4 of this Agreement are not specifically enforced. Accordingly, Employer or the Bank shall be entitled to an injunction restraining any violation of this Agreement by Employee (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy that Employer or the Bank may have at law or in equity.

        5.    TERMINATION.

        5.01    Termination by Employer for Cause.    Employer may, at its option, terminate this Agreement by giving written notice of termination for "cause" to Employee, and complying with the terms of this Section 5.01. For the purpose of this Section 5.01, the term "cause" shall mean (i) willful misconduct or gross malfeasance, or an act or acts of gross negligence in the course of employment or any material breach of the Employee's obligations contained in this Agreement if such material breach of Employee's obligations under this Agreement continues for a period of thirty (30) days after Employee's actual receipt of written notice of such material breach from Employer; (ii) any intentional material misstatement or material omission to the Board of Directors of the Bank or any member thereof, respectively, with respect to the business, financial condition, or results of operations of the Bank; (iii) the intentional failure of the Employee to follow the reasonable instructions or the policies of the Board (other than as a result of disability) if, but only if, (a) such instructions or policies are (A) lawful and (B) consistent with this Agreement and Employee's duties hereunder and (b) such violation continues for a period of thirty (30) days following Employee's actual receipt of written notice of Employee's violation of such instructions or policies; (iv) the Employee's conviction, admission, confession or agreed deferred adjudication of any felony or Employee's conviction, admission or confession of any other criminal act resulting in incarceration for a period greater than six months; or (v) the intentional violation by the Employee of applicable state or federal banking statutes, rules or regulations. Upon termination of this Agreement for "cause", Employee shall be entitled to receive Basic Compensation earned but unpaid at the time of such termination, reimbursable expenses incurred by, but not yet reimbursed, to Employee at the time of such termination, any earned and other vested benefits due to Employee at the time of such termination, and group health coverage that is required to be continued by applicable law. In the event Employee is terminated for "cause" pursuant to this Section 5.01, Employee shall continue to be bound by the non compete and non disclosure covenants contained in Article 4, but the Employee shall not be entitled to receive the Non Compete Payment described in Section 4.01.

        5.02.    Termination by Employer Other Than for Cause.    In the event Employee's service with Employer is terminated by Employer other than for "cause" as defined in Section 5.01, Employer shall pay to Employee in full satisfaction of Employer's remaining financial obligations under this Agreement the greater of (i) the Basic Compensation as described in Section 3.01 during the remainder of the Primary Term of this Agreement, together with accrued but unused vacation, reimbursable expenses incurred by, but not yet reimbursed, to Employee at the time of such termination, any unpaid but earned and other vested benefits due to Employee at the time of such termination, and group health coverage that is required to be continued by applicable law, or (ii) the Non Compete Payment described in Section 4.01. Employee shall continue to be bound by the non competition and non disclosure obligations contained in Article 4 of this Agreement during the period Employer makes such payments.

        5.03.    Voluntary Termination by Employee.    In the event Employee's service with Employer is terminated by Employee, Employee shall be entitled only to compensation accrued hereunder at the time of termination, including but not limited to, accrued but unused vacation, reimbursable expenses incurred by, but not yet reimbursed, to Employee at the time of such termination, any unpaid but earned and other vested benefits due to Employee at the time of such termination, and group health coverage that is required to be continued by applicable law, and Employee shall continue to be bound by the non competition and non disclosure obligations contained in Article 4 of this Agreement, as long as Bank pays Employee the Non Compete Payment.

        6.    GENERAL PROVISIONS.

        6.01.    Notices.    Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change its/his address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing.

        6.02.    Inclusion of Entire Agreement Herein.    This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

        6.03.    Law Governing Agreement.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

        6.04.    Arbitration.    Employer and the Employee recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable time period. Consequently, each party agrees that all disputes, disagreements, and questions of interpretation concerning this Agreement are to be submitted for resolution to the American Arbitration Association ("AAA") in Lubbock County, Texas. Either Employer or the Employee may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the AAA's rules. The arbitrator shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrator shall have the authority to order pay-back, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement and interest thereon. The question of whether Employer or the Employee shall be liable for the costs incurred because of the arbitration shall also be decided by the arbitrator. The AAA shall designate a single arbitrator to conduct the proceeding, but Employer and the Employee may, as a matter of right, require the substitution of a different arbitrator chosen by the AAA. This right of substitution may be exercised only once by the Employer and the Employee. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of Texas, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence, or gross and obvious error of fact, shall be final and binding upon the Employer and the Employee and shall be construed to prevent Employer from asking a court of competent jurisdiction to enter appropriate equitable relief to enjoin a violation of the covenants of Section 4.

        6.05.    Payment of Moneys Due Deceased Employee.    If the Employee dies prior to the expiration of the term of employment under this Agreement, any monies that may be due the Employee from the Employer under this Agreement as of the date of his death, including but not limited to, accrued but unused vacation, reimbursable expenses incurred by, but not yet reimbursed, to Employee at the time of his death, any unpaid but earned and other vested benefits due to Employee at the time of his death, and group health coverage, for Employee's family, that is required to be continued by applicable law, shall be paid to the Employee's executors, administrators, heirs, personal representatives, successors and assigns.

        6.06    Employer Obligations.    Employer hereby covenants to perform or cause Bank to perform any obligations specified to be performed by Bank hereunder.

        EXECUTED on the day and year first above written.

EMPLOYER:
STATE NATIONAL BANCSHARES, INC.
By:	/s/ TOM NICHOLS Tom Nichols, Chairman
EMPLOYEE:
/s/ MORRIE B. MINSHEW Morrie B. Minshew

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  Exhibit 10.9
EMPLOYMENT AND NON COMPETE AGREEMENT